EXHIBIT 99.1

EDG Capital, Inc. Announces the Filing of an Investigational New Drug Application for Colloidal ^32P Phosphorus and Macroaggregated Albumin

NEW YORK, January 19, 2001 - EDG Capital, Inc., a developer of nuclear pharmaceuticals for therapeutic use in the treatment of cancer, today announced that it has filed an Investigational New Drug (IND) application with the Food and Drug Administration (FDA) to investigate the use of Colloidal ^32P Phosphorus and Macroaggregated Albumin (^32P/MAA) in the treatment of solid tumors.

Jack Schwartzberg, Chief Executive Officer, President and Chairman of EDG Capital, stated: "The filing of the IND for the ^32P/MAA combination therapy represents a major milestone in the development of this product for the treatment of pancreatic and brain tumors. The filing of this IND brings us a significant step closer to our goal of commercializing this combination product and patented procedure."

In November 2000, the FDA performed an inspection of the Center for Molecular Medicine, the facility where the ^32P/MAA studies are being performed. The Center for Molecular Medicine is a clinical research group under management contract with EDG Capital's subsidiary, Isotope Solutions, Inc. While the results of the inspection were favorable, the FDA asked Dr. Stanley Order, the principal investigator, to file an IND for its review. On November 27, 2000, Dr. Order filed an IND to permit the use of the ^32P/MAA combination in clinical studies of pancreatic and brain tumors. Since that time, the FDA has given Dr. Order permission to continue the studies of ^32P/MAA in pancreatic cancer. Before enrollment of patients into the brain cancer study can proceed, the FDA has asked for assurance that the ^32P and MAA products meet a specific purity requirement (specifically, bacterial endotoxin levels) for use in the brain. Isotope Solutions, Inc. is currently working with its suppliers to provide assurance to the FDA that the two products meet the FDA's requirement and anticipates that the issue will be resolved in the near future.

"We are extremely pleased that the FDA has permitted us to continue the pancreatic cancer studies," Mr. Schwartzberg noted. "We are working closely with our suppliers to address the endotoxin requirement so that we can proceed with enrollment of patients into the brain cancer study as soon as possible," he added.

About EDG Capital, Inc. Through its wholly-owned subsidiary, Isotope Solutions, Inc., EDG Capital is engaged in the research, development and testing of nuclear pharmaceuticals for therapeutic use in the treatment of the most lethal forms of cancer. Isotope Solutions, Inc.'s research is conducted by internationally renowned clinicians that have entered into management contracts with Isotope Solutions, Inc.

Legal Disclaimers: This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements. The forward-looking statements contained herein represent EDG Capital, Inc.'s judgment as of the date of this release, and EDG Capital, Inc. cautions investors not to place undue reliance on such statements.

CONTACT:       EDG Capital, Inc., New York
               Shragie David Aranoff


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               Vice President
               516/222-5154; shragie@isotopesolutions.com
               or
               Patricia Amerman
               Rubenstein Associates, Inc.
               212/843-8049; pamerm@rubenstein.com

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